Exhibit 1.1
March 26, 2010
Board of Directors
Madison Square Federal Savings Bank
9649 Belair Road
Suite 300
Baltimore, MD 21236

Attention:	Mr. Michael Gavin
President & Chief Executive Officer
Ladies and Gentlemen:
     We understand that the Board of Directors of Madison Square Federal Savings Bank (the “Bank” is considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Bank will be converted from mutual to stock form (the “Conversion”), and shares of the common stock of the proposed new holding company for the Bank (the “Holding Company,” and together with the Bank, the “Company”) will be offered and sold to the Bank’s eligible account holders in a Subscription Offering and, under certain circumstances, to members of the Bank’s community and the general public in a Direct Community Offering (collectively, the “Offering”). Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering. This letter is to confirm the terms and conditions of our engagement.
OFFERING SERVICES
     Sandler O’Neill will act as exclusive marketing agent for the Company in the Offering. We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:
     1. Consulting as to the financial and securities market implications of the Plan and any related corporate documents;
     2. Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Common Stock;
     3. Reviewing all offering documents, including the Prospectus, stock order forms and

Board of Directors
Madison Square Federal Savings Bank
March 26, 2010

related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);
     4. Assisting in the design and implementation of a marketing strategy for the Offering;
     5. Assisting management in scheduling and preparing for meetings with potential investors in connection with the Offering; and
     6. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.
FEES
     If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its services a fee of $140,000.
     If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fee shall be payable by the Company to Sandler O’Neill hereunder; however, the Company shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Sandler O’Neill on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.
     All fees and expense reimbursements payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering, or upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offering, as the case may be. In recognition of the long lead times involved in the stock offering process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any fees or reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be refunded to the Company.
COSTS AND EXPENSES
     In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses

Board of Directors
Madison Square Federal Savings Bank
March 26, 2010

incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses (up to a maximum of $50,000), travel, postage and document production expenses; provided, however, that shall Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.
     As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, conversion agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.
DUE DILIGENCE REVIEW
     Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, trustees, officers, employees, agents, independent accountants and counsel.
BLUE SKY MATTERS
     Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.
CONFIDENTIALITY

Board of Directors
Madison Square Federal Savings Bank
March 26, 2010

     Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.
     The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.
INDEMNIFICATION
     Since Sandler O’Neill will be acting on behalf of the Bank and the Holding Company in connection with the Offering, the Bank and the Holding Company agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity

Board of Directors
Madison Square Federal Savings Bank
March 26, 2010

with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offerings bears to that of Sandler O’Neill.
     The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.
DEFINITIVE AGREEMENT
     Sandler O’Neill and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Offering relating to the services of Sandler O’Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.
     Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to March 31, 2011.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.
     Please confirm that the foregoing correctly sets forth our agreement by signing and returning

Board of Directors
Madison Square Federal Savings Bank
March 26, 2010

to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P. By: Sandler O’Neill & Partners Corp., the sole general partner
By:	/s/ J. Andrew Hitt
J. Andrew Hitt
Authorized Signatory

Accepted and agreed to as of the date first above written: Madison Square Federal Savings Bank
By:	/s/ Michael P. Gavin
Michael Gavin
President and Chief Executive Officer

Addendum No. 1 to the Marketing Agent Engagement Letter
The first paragraph of the section captioned “COSTS AND EXPENSES” beginning on page 2 of the engagement letter, dated March 26, 2010, between Madison Square Federal Savings Bank (the “Bank”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) engaging Sandler O’Neill to serve as exclusive marketing agent in the offering in connection with the mutual to stock conversion of the Bank (the “Marketing Agent Engagement Letter”) shall be amended and restated to read as follows:
In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses (up to a maximum of $50,000), travel, postage and document production expenses, up to a maximum of $60,000 for all such out-of-pocket expenses; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.
The parties hereto have caused this Addendum to be duly executed in counterparts as of this 15th day of July, 2010.

Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ J. Andrew Hitt
J. Andrew Hitt
Authorized Signatory

Madison Square Federal Savings Bank
By:	/s/ Michael Gavin
Michael Gavin
President and Chief Executive Officer